Exhibit 99.1

Contact:
Marshall Loeb, President and CEO
Brent Wood, CFO
EastGroup Properties Announces	(601) 354-3555

Second Quarter 2020 Results

Second Quarter 2020 Results

•
Net Income Attributable to Common Stockholders of $0.60 Per Share for Second Quarter 2020 Compared to $0.73 Per Share for Second Quarter 2019 (Second Quarter 2019 Included Gains on Sales of Real Estate Investments of $9.1 Million, or $0.25 Per Share; There Were No Sales in Second Quarter 2020)

•	Funds from Operations of $1.33 Per Share for Second Quarter 2020 Compared to $1.22 Per Share for Second Quarter 2019, an Increase of 9.0%

•
Same Property Net Operating Income for the Same Property Pool Excluding Income From Lease Terminations for Second Quarter 2020 Increased 2.5% on a Straight-Line Basis and 4.1% on a Cash Basis Compared to Second Quarter 2019

•	97.5% Leased and 97.0% Occupied as of June 30, 2020; Average Occupancy of 96.6% for the Second Quarter

•	Rental Rates on New and Renewal Leases Increased an Average of 13.8% on a Straight-Line Basis

•	Transferred Five Development Projects (767,000 Square Feet) to the Real Estate Portfolio

•	Development and Value-Add Program Consisted of 20 Projects (3.1 Million Square Feet) at June 30, 2020 with a Projected Total Investment of $334 Million

•	Declared 162nd Consecutive Quarterly Cash Dividend: $0.75 Per Share

•	Issued 243,621 Shares of Common Stock Pursuant to the Company’s Continuous Common Equity Offering Program at an Average Price of $123.14 Per Share for Aggregate Net Proceeds of $29.6 Million

•	Remaining Available Capacity of $328 Million on the $395 Million Revolving Lines of Credit as of June 30, 2020

•	Agreed to Terms on a Private Placement of Senior Unsecured Notes Totaling $175 Million With a Weighted Average Fixed Interest Rate of 2.65%

•
$105 Million of Debt Maturities Remaining During the Year 2020 With a Weighted Average Fixed Interest Rate of 3.55% and $45 Million in Planned Early Debt Repayments During the Remainder of 2020 With a Fixed Interest Rate of 4.39%

JACKSON, MISSISSIPPI, July 28, 2020 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company”, “we”, “us” or “EastGroup”) announced today the results of its operations for the three and six months ended June 30, 2020.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “Our team and our portfolio’s performance during second quarter surpassed expectations. It was a solid quarter for ‘normal economic’ times and a great quarter during the economic shutdown. It’s difficult to know when the markets will return to a sense of normalcy, but to date our portfolio is weathering the crisis well. And on the other side of the pandemic, we believe our last mile, shallow bay portfolio will be well-positioned to benefit from the anticipated shift towards carrying more inventory, incremental manufacturing growth in the U.S. or near-shoring in Mexico, faster population growth in the Sunbelt markets and a change in shopping patterns leading to increased e-commerce demand.”

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EARNINGS PER SHARE

Three Months Ended June 30, 2020
On a diluted per share basis, earnings per common share (“EPS”) were $0.60 for the three months ended June 30, 2020, compared to $0.73 for the same period of 2019. The Company’s property net operating income (“PNOI”) increased by $5,288,000 ($0.14 per share) for the three months ended June 30, 2020, as compared to the same period of 2019. Depreciation and amortization expense increased by $1,279,000 ($0.03 per diluted share) during the three months ended June 30, 2020, as compared to the same period of 2019. EastGroup recognized gains on sales of real estate investments of $9,081,000 ($0.25 per share) during the three months ended June 30, 2019; there were no sales during the three months ended June 30, 2020.

Six Months Ended June 30, 2020
Diluted EPS for the six months ended June 30, 2020, was $1.20 compared to $1.35 for the same period of 2019. PNOI increased by $11,709,000 ($0.30 per share) for the six months ended June 30, 2020, as compared to the same period of 2019. Depreciation and amortization expense increased by $5,425,000 ($0.14 per share) during the six months ended June 30, 2020, as compared to the same period of 2019. EastGroup recognized gains on sales of real estate investments of $11,406,000 ($0.31 per share) during the six months ended June 30, 2019; there were no sales during the six months ended June 30, 2020.

FUNDS FROM OPERATIONS AND PROPERTY NET OPERATING INCOME

Three Months Ended June 30, 2020
For the three months ended June 30, 2020, funds from operations attributable to common stockholders (“FFO”) were $1.33 per share compared to $1.22 per share for the same quarter of 2019, an increase of 9.0%.

PNOI increased by $5,288,000, or 9.0%, during the three months ended June 30, 2020, compared to the same period of 2019. PNOI increased $3,827,000 from newly developed and value-add properties, $1,767,000 from 2019 and 2020 acquisitions and $636,000 from same property operations (based on the same property pool); PNOI decreased $1,004,000 from operating properties sold in 2019.

The same property pool PNOI Excluding Income from Lease Terminations increased 2.5% on a straight-line basis for the three months ended June 30, 2020, compared to the same quarter in 2019; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 4.1%. The Company has included deferred rent charges for executed deferral agreements that qualify for the modified COVID-19-related guidance provided by the Financial Accounting Standards Board (“FASB”) in its same property metrics.  Additional information on the Company’s deferred rent agreements may be found in the Impact of the COVID-19 Pandemic section below.

On a straight-line basis, rental rates on new and renewal leases (4.0% of total square footage) increased an average of 13.8% during the three months ended June 30, 2020.

Six Months Ended June 30, 2020
FFO for the six months ended June 30, 2020 was $2.65 per share compared to $2.42 per share during the same period of 2019, an increase of 9.5%.

PNOI increased by $11,709,000, or 10.1%, during the six months ended June 30, 2020, compared to the same period of 2019. PNOI increased $8,192,000 from newly developed and value-add properties, $3,804,000 from 2019 and 2020 acquisitions and $1,884,000 from same property operations (based on the same property pool); PNOI decreased $2,192,000 from operating properties sold in 2019.

The same property pool PNOI Excluding Income from Lease Terminations increased 2.1% on a straight-line basis for the six months ended June 30, 2020, compared to the same period of 2019; on a cash basis, Same PNOI increased 3.9%. The Company has included deferred rent charges for executed deferral agreements that qualify for the modified

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

COVID-19-related guidance provided by the FASB in its same property metrics.  Additional information on the Company’s deferred rent agreements may be found in the Impact of the COVID-19 Pandemic section below.

On a straight-line basis, rental rates on new and renewal leases (9.8% of total square footage) increased an average of 20.1% during the six months ended June 30, 2020.

The same property pool for the three and six months ended June 30, 2020 includes properties which were included in the operating portfolio for the entire period from January 1, 2019 through June 30, 2020; this pool is comprised of properties containing 38,737,000 square feet.

FFO, FFO Excluding Gain on Casualties and Involuntary Conversion, PNOI and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Same PNOI, and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO and FFO Excluding Gain on Casualties and Involuntary Conversion are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

IMPACT OF THE COVID-19 PANDEMIC

On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. Global, national and local economies continue to be impacted by the pandemic and the mitigation efforts to combat the spread of COVID-19.

During the three months ended March 31, 2020, COVID-19 did not have a material adverse impact on the Company’s revenues as monthly rent payments generally were due by early March, prior to the beginning of the more significant economic impacts in the United States.

During the three months ended June 30, 2020, the United States experienced significant health, social and economic impacts from COVID-19. EastGroup’s operations, occupancy and rent collections remained stable during this period. As of July 27, 2020, the Company has received rent relief requests, primarily in the form of payment deferral requests, from approximately 29% of its customers. To date, approximately 14% of these requests have been granted some form of relief, which represents approximately 4% of the Company’s customers on a square foot basis. The Company has executed rent deferral agreements totaling $1.5 million, which represents approximately 0.4% of the Company’s estimated 2020 revenue. The deferrals include approximately $900,000 that was applicable to periods through June 30, 2020 and approximately $600,000 for future periods. Under modified COVID-19-related guidance provided by the FASB, rent charges for the majority of these deferral agreements ($1.2 million of the $1.5 million) qualify to be recognized as rental income in the charge periods under the original terms of the leases. These requests are being handled on a case-by-case basis, and the Company’s responses are largely dependent on its understanding of the financial strength of the customer, the operational and earnings impacts being experienced by the customer, and the customer’s ability or inability to obtain capital through debt or equity issuances, government assistance programs or by other means. As of July 27, 2020, rent payment deferrals and other forms of rent relief have not been material; the Company is continuing to actively monitor the evolving situation and its impact on the Company’s cash flows and operations.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

As of July 27, 2020, the Company’s rent collection and rent payment deferral status was as follows:

Month in Year 2020 (1)	% of Rent Collected	% of Rent Deferred to Future Period	% of Rent Uncollected With No Deferral Agreement

March	99.7%	—%	0.3%
April	98.9%	0.5%	0.6%
May	98.1%	0.9%	1.0%
June	97.4%	1.2%	1.4%
July (2)	95.5%	0.7%	3.8%

(1) Customer payments are received daily. The collection information presented is current through July 27, 2020, and the Company anticipates continuing to receive rental payments which will increase the % of Rent Collected.

(2) To date, rental payments received for July rent charges are slightly higher than the June rental payments that had been received as of the same time of the applicable month, June 27, 2020.

As of June 30, 2020, Houston, EastGroup’s largest market, represented approximately 13.8% of the Company’s total portfolio on an annualized base rent basis. As of June 30, 2020, the Company’s Houston portfolio was 97.9% leased and occupied. As of July 27, 2020, EastGroup had collected the following percentages of its monthly rent for its Houston properties: 99.9% for March, 99.9% for April, 99.9% for May, 99.4% for June and 97.1% for July.

We believe EastGroup’s financial condition and balance sheet remain strong. As of June 30, 2020, the outstanding balance on the Company’s $395 million unsecured revolving credit facilities was $67 million, providing $328 million of available capacity. EastGroup has not drawn amounts on its unsecured revolving credit facilities, except for general corporate purposes in the ordinary course of business. The Company is in compliance with its debt covenants and anticipates remaining in compliance during the foreseeable future. The Company’s recent debt and equity activity is described below under Financial Strength and Flexibility.

As of July 27, 2020, the Company’s lease expirations for the remainder of 2020 represent 4.7% of its total operating portfolio square footage. As shown in the Outlook for 2020 section of this release, the Company anticipates a decline in occupancy during the remainder of 2020. EastGroup’s ability or inability to continue leasing space will impact its occupancy for the remainder of the year.

The Company has been continuing construction on already-active development and value-add projects. During the second quarter, EastGroup did not begin construction on any new development projects. During the third quarter, the Company does not anticipate starting construction on any new speculative development projects. Management will continue to monitor the economic conditions of the Company’s markets to determine whether to begin construction on future development projects.

The future impacts of COVID-19 on the Company are largely dependent on the severity and duration of the economic uncertainty and its effect on EastGroup’s customers and cannot be predicted with certainty at this time.

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the second quarter of 2020, EastGroup did not begin construction of any new development projects. The development projects started during the first quarter of 2020 are detailed in the table below:

Development Projects Started in 2020	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)

Gateway 4	Miami, FL	197,000	06/2021	$23,800
SunCoast 7	Ft. Myers, FL	77,000	10/2021	8,400
Total Development Projects Started		274,000		$32,200

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

At June 30, 2020, EastGroup’s development and value-add program consisted of 20 projects (3,097,000 square feet) in 12 cities. The projects, which were collectively 30% leased as of July 27, 2020, have a projected total cost of $334.1 million, of which $43.8 million remained to be spent as of June 30, 2020.

During the second quarter of 2020, EastGroup transferred (at the earlier of 90% occupied or one year after shell completion/value-add acquisition date) five development and value-add projects to the real estate portfolio. The projects, which are located in Orlando, Ft. Myers, Dallas, Houston and San Antonio, contain a total of 767,000 square feet and are 95% leased as of July 27, 2020.

The development and value-add properties transferred to the real estate portfolio during the first six months of 2020 are detailed in the table below.

Development and Value-Add Properties Transferred to Real Estate Properties in 2020	Location	Size	Conversion Date	Cumulative Cost as of 6/30/20	Percent Leased as of 7/27/20
		(Square feet)		(In thousands)

Logistics Center 6 & 7 (1)	Dallas, TX	142,000	01/2020	$15,777	100%
Settlers Crossing 1	Austin, TX	77,000	01/2020	9,411	100%
Settlers Crossing 2	Austin, TX	83,000	01/2020	8,795	100%
Parc North 5	Dallas, TX	100,000	02/2020	9,109	84%
Airport Commerce Center 3	Charlotte, NC	96,000	03/2020	8,893	100%
Horizon VIII & IX	Orlando, FL	216,000	04/2020	18,199	100%
Ten West Crossing 8	Houston, TX	132,000	04/2020	9,831	65%
Tri-County Crossing 1 & 2	San Antonio, TX	203,000	04/2020	15,583	100%
SunCoast 8	Ft. Myers, FL	77,000	05/2020	8,272	100%
CreekView 121 5 & 6	Dallas, TX	139,000	06/2020	15,562	100%
Total Projects Transferred		1,265,000		$119,432	95%

(1) This value-add project was acquired by EastGroup.

DIVIDENDS

EastGroup declared a cash dividend of $0.75 per share in the second quarter of 2020. The second quarter dividend, which was paid on July 15, 2020, was the Company’s 162nd consecutive quarterly cash distribution to shareholders.  The Company has increased or maintained its dividend for 27 consecutive years and has increased it 24 years over that period, including increases in each of the last eight years.  The annualized dividend rate of $3.00 per share yielded 2.4% on the closing stock price of $124.07 on July 27, 2020.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 21.0% at June 30, 2020.  For the second quarter of 2020, the Company’s interest and fixed charge coverage ratio was 7.24x and its ratio of debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) was 5.10x. EBITDAre is a non-GAAP financial measure defined under Definitions later in this release. A reconciliation of Net Income to EBITDAre is presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

During the second quarter, EastGroup issued and sold 243,621 shares of common stock under its continuous common equity offering program at an average price of $123.14 per share, providing aggregate net proceeds to the Company of $29.6 million. During the six months ended June 30, 2020, EastGroup issued and sold 349,458 shares of common stock under its continuous common equity program at an average price of $128.77 per share, providing aggregate net proceeds to the Company of $44.4 million.

In July 2020, the Company and a group of lenders agreed to terms on the private placement of $175 million of senior unsecured notes with a weighted average fixed interest rate of 2.65%. The $100 million note has a 10-year term and

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

a fixed interest rate of 2.61%, and the $75 million note has a 12-year term and a fixed interest rate of 2.71%. The notes, which require interest-only payments, are expected to close during the fourth quarter of 2020. The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

OUTLOOK FOR 2020

EPS for 2020 is now estimated to be in the range of $2.23 to $2.33.  Estimated FFO per share attributable to common stockholders for 2020 is now estimated to be in the range of $5.23 to $5.33. The table below reconciles projected net income attributable to common stockholders to projected FFO. The estimated net income attributable to common stockholders is not a projection and is provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

EastGroup’s projections are based on management’s current beliefs and assumptions about our business, the industry and the markets in which we operate; there are known and unknown risks and uncertainties associated with these projections. The Company assumes no obligation to update publicly any forward-looking statements, including its Outlook for 2020, whether as a result of new information, future events or otherwise. The COVID-19 pandemic has disrupted global, national and local economies and the financial markets; it is difficult to predict the future impact on our business, financial condition, results of operations and cash flows. Please refer to the “Forward-Looking Statements” disclosures included in this earnings release and “Risk Factors” disclosed in our annual and quarterly reports filed with the Securities and Exchange Commission for more information.

	Low Range		High Range
	Q3 2020	Y/E 2020	Q3 2020	Y/E 2020
	(In thousands, except per share data)

Net income attributable to common stockholders	$21,106	87,634	22,682	91,562
Depreciation and amortization	29,907	117,644	29,907	117,644
Funds from operations attributable to common stockholders	$51,013	205,278	52,589	209,206

Diluted shares	39,392	39,277	39,392	39,277
Per share data (diluted):
Net income attributable to common stockholders	$0.54	2.23	0.58	2.33
Funds from operations attributable to common stockholders	1.30	5.23	1.34	5.33

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

The following assumptions were used for the mid-point:

Metrics	Revised Guidance for Year 2020	April Earnings Release Guidance for Year 2020	Actual for Year 2019
FFO per share	$5.23 - $5.33	$5.11 - $5.23	$4.98
FFO per share increase over prior year period	6.0%	3.8%	6.9%
Same PNOI growth: cash basis (1)(2)	2.0% - 3.0%	.5% - 1.5%	4.7%
Average month-end occupancy	96.0% (3)	95.2%	96.9%
Lease termination fee income	$500,000	$500,000	$1.3 million
Reserves for uncollectible rent (No identified bad debts for July-December)	$3.6 million	$3.8 million	$448,000
Development starts:
Square feet	1.0 million	1.1 million	2.7 million
Projected total investment	$100 million	$100 million	$262 million
Value-add property acquisitions (projected total investment)	none	$10 million	$108 million
Operating property acquisitions	$6 million	$6 million	$142 million
Operating property dispositions	$10 million	none	$66 million
Unsecured debt closing in period	$275 million at 2.56% weighted average interest rate	$275 million at 3.26% weighted average interest rate	$290 million at 3.45% weighted average interest rate
Common stock issuances	$110 million	$15 million	$288 million
General and administrative expense	$14.9 million	$15.2 million	$16.4 million

(1) Includes properties which have been in the operating portfolio since 1/1/19 and are projected to be in the operating portfolio through 12/31/20; includes 38,658,000 square feet.

(2) Excludes straight-line rent adjustments, amortization of market rent intangibles for acquired leases and income from lease terminations. Includes deferred rent charges for executed deferral agreements that qualify for the modified COVID-19-related guidance provided by the FASB. Revised Guidance for Year 2020 includes a projected $1.4 million of reserves for uncollectible rent.

(3) Average occupancy for the six months ended June 30, 2020 was 96.7%. Guidance for July through December 2020 projects an average occupancy of 95.4%.

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) funds from operations attributable to common stockholders (“FFO”) and (2) property net operating income (“PNOI”), defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments.

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”).  In December 2018, Nareit issued the “Nareit Funds from Operations White Paper - 2018 Restatement” (the “2018 White Paper”), which reaffirmed, and in some cases refined, Nareit's prior determinations concerning FFO. The guidance in the 2018 White Paper allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a REIT's business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. The Company has adjusted its 2018 and prior results, as necessary, to reflect this guidance. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles ("GAAP"), excluding gains and losses from sales of real estate property (including other assets incidental to the Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

FFO Excluding Gain on Casualties and Involuntary Conversion is calculated as FFO (as defined above), adjusted to exclude gain on casualties and involuntary conversion. The Company believes that the exclusion of gain on casualties and involuntary conversion presents a more meaningful comparison of operating performance.

EastGroup sometimes refers to PNOI from Same Properties as “Same PNOI” in this press release and the accompanying reconciliation; the Company also presents Same PNOI Excluding Income from Lease Terminations. The Company presents Same PNOI and Same PNOI Excluding Income from Lease Terminations as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. The Company believes it is useful to evaluate Same PNOI Excluding Income from Lease Terminations on both a straight-line and cash basis. The straight-line basis is calculated by averaging the customers’ rent payments over the lives of the leases; GAAP requires the recognition of rental income on the straight-line basis. The cash basis excludes adjustments for straight-line rent and amortization of market rent intangibles for acquired leases; the cash basis is an indicator of the rents charged to customers by the Company during the periods presented and is useful in analyzing the embedded rent growth in the Company’s portfolio. Same Properties is defined as operating properties owned during the entire current period and prior year reporting period. Properties developed or acquired are excluded until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded.

FFO and PNOI are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other real estate investment trusts (“REITs”).  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

The Company’s chief decision makers also use Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) in making decisions. EBITDAre is defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

EastGroup’s chief decision makers also use its Debt-to-EBITDAre ratio, a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratios are non-GAAP financial measures calculated by dividing the Company’s EBITDAre by its interest expense. These ratios provide a basis for analysis of the Company’s leverage, operating performance, and its ability to service the interest payments due on its debt.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its second quarter and review the Company’s current operations on Wednesday, July 29, 2020, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-866-831-8713 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available until Wednesday, August 5, 2020.  The telephone replay can be accessed by dialing 1-888-277-5136, and the webcast replay can be accessed through a link on the Company’s website at www.eastgroup.net.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. (NYSE: EGP), an S&P MidCap 400 company, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 15,000 to 70,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 45.7 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects” or “plans” and variations of such words or similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•	international, national, regional and local economic conditions;

•
the duration and extent of the impact of coronavirus disease (COVID-19) on our business and the businesses of our tenants (including their ability to timely make rent payments) and the economy generally;

•
the duration of any “shelter-in-place” or “stay-at-home” orders or other formal recommendations for social distancing which may have affected our operations or the operations of our tenants, and the speed and extent to which revenues of our tenants recover following the lifting of any such orders or recommendations;

•	the general level of interest rates and ability to raise equity capital on attractive terms;

•
financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest, debt terms that have been agreed upon but have not yet closed may not close as expected or at all, and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;

•	the competitive environment in which the Company operates;

•	fluctuations of occupancy or rental rates;

•
potential defaults (including bankruptcies or insolvency) on or non-renewal of leases by tenants, or our ability to lease space at current or anticipated rents, particularly in light of the significant uncertainty as to when and the conditions under which current or potential tenants will be able to operate physical locations in the future;

•
potential changes in the law or governmental regulations and interpretations of those laws and regulations, including changes in real estate laws or REIT or corporate income tax laws, and potential increases in real property tax rates;

•	our ability to maintain our qualification as a REIT;

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

•	acquisition and development risks, including failure of such acquisitions and development projects to perform in accordance with projections;

•	natural disasters such as fires, floods, tornadoes, hurricanes and earthquakes;

•	pandemics, epidemics or other public health emergencies, such as the recent outbreak of COVID-19;

•
the terms of governmental regulations that affect us and interpretations of those regulations, including the costs of compliance with those regulations, changes in real estate and zoning laws and increases in real property tax rates;

•	credit risk in the event of non-performance by the counterparties to our interest rate swaps;

•	lack of or insufficient amounts of insurance;

•	litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;

•	our ability to retain key personnel;

•	the consequences of future terrorist attacks or civil unrest; and

•	environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

All forward-looking statements should be read in light of the risks identified in Part I, Item 1A. Risk Factors within the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and in its subsequent Quarterly Reports on Form 10-Q.

The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
REVENUES
Income from real estate operations	$89,500	81,783	178,077	160,420
Other revenue	215	318	266	479
	89,715	82,101	178,343	160,899
EXPENSES
Expenses from real estate operations	25,351	22,922	51,180	45,224
Depreciation and amortization	28,570	27,291	56,462	51,037
General and administrative	4,025	4,506	7,306	8,350
Indirect leasing costs	166	103	274	196
	58,112	54,822	115,222	104,807
OTHER INCOME (EXPENSE)
Interest expense	(8,346)	(8,846)	(16,803)	(17,692)
Gain on sales of real estate investments	—	9,081	—	11,406
Other	230	(565)	467	(323)
NET INCOME	23,487	26,949	46,785	49,483
Net income attributable to noncontrolling interest in joint ventures	(3)	4	(4)	(1)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	23,484	26,953	46,781	49,482
Other comprehensive loss - cash flow hedges	(1,824)	(3,754)	(17,614)	(6,067)
TOTAL COMPREHENSIVE INCOME	$21,660	23,199	29,167	43,415

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.60	0.73	1.20	1.35
Weighted average shares outstanding	39,007	36,944	38,945	36,705
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.60	0.73	1.20	1.35
Weighted average shares outstanding	39,077	37,019	39,019	36,770

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$23,484	26,953	46,781	49,482
Depreciation and amortization	28,570	27,291	56,462	51,037
Company’s share of depreciation from unconsolidated investment	34	35	69	70
Depreciation and amortization from noncontrolling interest	(37)	(46)	(79)	(93)
Gain on sales of real estate investments	—	(9,081)	—	(11,406)
FUNDS FROM OPERATIONS (“FFO”) ATTRIBUTABLE TO COMMON STOCKHOLDERS	52,051	45,152	103,233	89,090
Gain on casualties and involuntary conversion	(161)	(248)	(161)	(348)
FFO EXCLUDING GAIN ON CASUALTIES AND INVOLUNTARY CONVERSION	$51,890	44,904	103,072	88,742

NET INCOME	$23,487	26,949	46,785	49,483
Interest expense (1)	8,346	8,846	16,803	17,692
Depreciation and amortization	28,570	27,291	56,462	51,037
Company’s share of depreciation from unconsolidated investment	34	35	69	70
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	60,437	63,121	120,119	118,282
Gain on sales of real estate investments	—	(9,081)	—	(11,406)
EBITDA for Real Estate (“EBITDAre”)	$60,437	54,040	120,119	106,876
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.60	0.73	1.20	1.35
FFO attributable to common stockholders	$1.33	1.22	2.65	2.42
FFO Excluding Gain on Casualties and Involuntary Conversion attributable to common shareholders	$1.33	1.21	2.64	2.41
Weighted average shares outstanding for EPS and FFO purposes	39,077	37,019	39,019	36,770

(1)  Net of capitalized interest of $2,623 and $1,885 for the three months ended June 30, 2020 and 2019, respectively; and $5,184 and $3,921 for the six months ended June 30, 2020 and 2019, respectively.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Continued)
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

NET INCOME	$23,487	26,949	46,785	49,483
Gain on sales of real estate investments	—	(9,081)	—	(11,406)
Net loss on other	—	808	—	808
Interest income	(21)	(34)	(50)	(67)
Other revenue	(215)	(318)	(266)	(479)
Indirect leasing costs	166	103	274	196
Depreciation and amortization	28,570	27,291	56,462	51,037
Company’s share of depreciation from unconsolidated investment	34	35	69	70
Interest expense (1)	8,346	8,846	16,803	17,692
General and administrative expense (2)	4,025	4,506	7,306	8,350
Noncontrolling interest in PNOI of consolidated joint ventures	(41)	(42)	(84)	(94)
PROPERTY NET OPERATING INCOME (“PNOI”)	64,351	59,063	127,299	115,590
PNOI from 2019 and 2020 Acquisitions	(2,177)	(410)	(4,214)	(410)
PNOI from 2019 and 2020 Development and Value-Add Properties	(5,582)	(1,755)	(10,227)	(2,035)
PNOI from 2019 Operating Property Dispositions	—	(1,004)	—	(2,192)
Other PNOI	17	79	105	126
SAME PNOI (Straight-Line Basis)	56,609	55,973	112,963	111,079
Net lease termination fee income from same properties	(25)	(766)	(469)	(906)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Straight-Line Basis)	56,584	55,207	112,494	110,173
Straight-line rent adjustments for same properties	318	(492)	738	(1,082)
Acquired leases - market rent adjustment amortization for same properties	(150)	(189)	(310)	(381)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Cash Basis)	$56,752	54,526	112,922	108,710

(1)  Net of capitalized interest of $2,623 and $1,885 for the three months ended June 30, 2020 and 2019, respectively; and $5,184 and $3,921 for the six months ended June 30, 2020 and 2019, respectively.

(2) Net of capitalized development costs of $1,761 and $1,416 for the three months ended June 30, 2020 and 2019, respectively; and $3,605 and $2,987 for the six months ended June 30, 2020 and 2019, respectively.